Exhibit 10.33

4100 QUEST, LLC

6 Logue Court

Greenville, South Carolina 29615

January 30, 2008

KANSAS CITY LIFE INSURANCE COMPANY

3520 Broadway

Kansas City, Missouri 64111-2565

Re:	Purchase and Sale Agreement dated as of December 13, 2007

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement dated as of December 13, 2007, between Kansas City Life Insurance Company (the “Purchaser”) and 4100 Quest, LLC (the “Seller”), as modified by that certain letter agreement dated January 18, 2008 between Purchaser and Seller (as so modified, the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as set forth in the Purchase Agreement.

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree that the Purchase Agreement is hereby amended as follows:

1.	The Purchase Price is reduced by $7,500.

2.

The Inspection Period has expired. Purchaser hereby confirms that it has conducted all Inspections that Purchaser has desired with respect to the Property and Purchaser accepts the condition of the Property as existing on the date of this letter agreement.

3.

Purchaser hereby confirms that it has examined title to the Property and that such title is free from Seller Defects as of the date of this letter agreement (and any exceptions to title existing as of such date are hereby deemed to be Permitted Title Exceptions).

4.

The Closing Date shall be February 15, 2008, time being of the essence, and the closing shall be conducted at noon (eastern time) on such date by the Escrow Agent. No later than noon (eastern time) on February 14, 2008, Purchaser and Seller shall deliver to the Escrow Agent all documentation and other items necessary to consummate the closing (including, without limitation, delivery by the Purchaser of the remaining balance of the Purchase Price).

5.

In addition to conveying the Property to Purchaser, on the Closing Date Seller shall deliver a bill of sale (without any increase in the Purchase Price) for that certain generator located on the Properly on an as-is, where-is, with all faults basis, with no representation or warranties on behalf of Seller, express or implied (all of which are hereby disclaimed).

KANSAS CITY LIFE INSURANCE COMPANY

January 30, 2008

Except as specifically modified hereby, each term and provision of the Purchase Agreement shall remain in full force and effect. In the event that any of the terms or the provisions of the Purchase Agreement are inconsistent or contradictory of the terms hereof, the terms of this letter agreement shall control.

The invalidity or unenforceability of any one or more phrases, sentences, clauses, or paragraphs contained in this letter agreement shall not affect the validity or enforceability of the remaining portions of this letter agreement or any part of the Purchase Agreement. This letter agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This letter agreement may be delivered by facsimile transmission with the same force and effect as if originally executed copies of this letter agreement were delivered to all parties hereto. This letter agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

Please acknowledge your agreement by executing this letter agreement as indicated below. This letter shall have no force or effect unless countersigned by the Purchaser and returned (by facsimile or email delivery of an executed counterpart hereof, which all parties hereby agree constitutes an acceptable method of delivery of this letter agreement) to the Seller by 5:00 p.m. (eastern time) on January 30, 2008, time being of the essence.

Sincerely,

4100 QUEST, LLC

By:	/s/ Andrea D. Meade
Name:	Andrea D. Meade
Title:	EVP, Operations & Corporate Development

ACKNOWLEDGED AND AGREED:

KANSAS CITY LIFE INSURANCE COMPANY

By:	/s/ Gregory M. Galvin
Name:	Gregory M. Galvin
Title:	AVP